Exhibit 107
Calculation of Filing Fee Table

Form S-8
(Form Type)

Freshworks Inc.
(Exact Name of Registrant as Specified in its Charter)

	Table 1 – Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Class A common stock, $0.00001 par value per share, 2021 Equity Incentive Plan	Other(2)	14,454,597(4)	$15.37	$222,167,155.89	.0001102	$24,482.82
Fees to be Paid	Equity	Class A common stock, $0.00001 par value per share, 2021 Employee Stock Purchase Plan	Other(3)	2,890,919(5)	$13.07	$37,784,311.33	.0001102	$4,163.83
	Total Offering Amounts			17,345,516	–	$259,951,467.22	–	$28,646.65
	Total Fees Previously Paid				–	–	–	–
	Total Fee Offsets				–	–	–	–
	Net Fee Due				–	–	–	$28,646.65

(1)    Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of Class A common stock of Freshworks Inc. (the “Registrant”) that become issuable under the plans set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of the Registrant’s Class A common stock, as applicable.
(2)    Estimated in accordance with Rules 457(c) and 457(h) solely for purposes of calculating the registration fee on the basis of $15.37, the average of the high and low prices of the Registrant’s Class A common stock as reported on the Nasdaq Global Select Market on February 22, 2023.
(3)    Estimated in accordance with Rules 457(c) and 457(h) solely for purposes of calculating the registration fee on the basis of $15.37, the average of the high and low prices of the Registrant’s Class A common stock as reported on the Nasdaq Global Select Market on February 22, 2023, multiplied by 85%, which is the percentage of the price per share applicable to shares issued under the Registrant’s 2021 Employee Stock Purchase Plan (the “2021 ESPP”).
(4)    Represents 14,454,597 additional shares of Class A common stock that were automatically added to the shares authorized for issuance under the Registrant’s 2021 Equity Incentive Plan (the “2021 Plan”) on January 1, 2023 pursuant to an annual “evergreen” increase provision contained in the 2021 Plan. Pursuant to such provision, the number of shares reserved for issuance under the 2021 Plan will automatically increase on the first day of each calendar year, starting on January 1, 2022 and continuing through January 1, 2031, by the lesser of (a) 5% of the total number of shares of the Registrant’s common stock of all classes outstanding on December 31st of the immediately preceding calendar year and (b) a number of shares determined by the Registrant’s board of directors.
(5)    Represents 2,890,919 additional shares of Class A common stock that were automatically added to the shares authorized for issuance under the 2021 ESPP on January 1, 2023 pursuant to an annual “evergreen” increase provision contained in the 2021

ESPP. Pursuant to such provision, the number of shares reserved for issuance under the 2021 ESPP will automatically increase on the first day of each calendar year, starting on January 1, 2022 and continuing through January 1, 2031, by the lesser of (a) 1% of the total number of shares of the Registrant’s common stock of all classes outstanding on December 31st of the immediately preceding calendar year, (b) 13,000,000 or (c) a number of shares determined by the Registrant’s board of directors.